EXHIBIT 10.11

            DEVELOPMENT, SUPPLY AND TECHNOLOGY TRANSFER AGREEMENT

This Development, Supply and Technology Transfer Agreement ("Agreement" or "Sale Agreement") is entered into as of May 2, 2000 ("Effective Date") by and between THE WIDECOM GROUP, INC. ("WIDECOM"), an Ontario corporation with a place of business at 72 Devon Road, Unit 17, Brampton, Ontario, Canada L6T 5B4 and POSTERNETWORK.COM, INC. ("POSTERNETWORK.COM"), a Delaware corporation with a principal place of business at 285 Fairfield Avenue, Suite 3C, West Caldwell, New Jersey, 07006. WideCom and PosterNetwork.COM shall be collectively referred to herein as the "Parties."

Whereas, WideCom agrees to sell its large format printing technology to PosterNetwork.COM in consideration of 12,000,000 (twelve million) shares in PosterNetwork.COM, and a fee of $0.015 per square foot of output if PosterNetwork.COM sells output based on this technology, or 5% of the value of the gross sale if PosterNetwork.COM sells equipment based on this technology.

Whereas, the Parties intend to work together to further develop large format color poster printing products for online printing services based on WideCom's large format color printing technology as set forth herein which shall be known as the Products;

Whereas, the Parties have also entered into an agreement for WideCom services to PosterNetwork.COM ("Services Agreement") as of the Effective Date whereby WideCom will provide PosterNetwork.COM various services as specified in the Services Agreement;

Whereas, this Agreement and the Services Agreement are separate, yet interdependent agreements in the context of the WideCom/PosterNetwork.COM business relationship; and

The Parties agree as follows:

DEFINITIONS

"Development Costs" means the fully burdened costs incurred by WideCom (including costs incurred for third party contractors hired by WideCom) in developing a PosterNetwork.COM Product.

"Fully Burdened Costs", refers to the direct salaries or parts, including the proportional burden of administrative and facilities costs.

"Documentation" means only technical publications relating to the use of the WideCom Technology, such as reference, user, installation, systems administrator and technical guides, and training curriculum delivered by WideCom to PosterNetwork.COM from time to time. WideCom will turn over all documentation that is developed, as requested by PosterNetwork.COM.

"Contributed Technology" means large format thermal transfer engine for color printing that WideCom is transferring as part of this agreement.

"WideCom Technology" or "WideCom's Large Format Printing Technology" means the wide format thermal transfer engine for color printing, documentation and all other Contributed Technology provided by WideCom to PosterNetwork.COM and all corrections or updates thereto, also include all know-how, processes, procedures and trade secrets. WideCom Technology includes all current and future third-party software included in its poster printing software and any Contributed Technology that WideCom has the right to provide and agrees to provide to PosterNetwork.COM.

1.    TECHNOLOGY TRANSFER

1.1 WideCom transfers to PosterNetwork.COM (subject to the section entitled "Default and Termination"), WideCom's large format printing technology including all know-how, processes, procedures and patents. In consideration of the foregoing transfer, PosterNetwork.COM issues to WideCom 12,000,000 (twelve million) shares in PosterNetwork.COM, and agrees to pay in perpetuity a fee of $0.015 per square foot of output if PosterNetwork.COM sells output based on this technology, or 5% of the value of the net sale, if PosterNetwork.COM sells equipment based on this technology excluding taxes and freight.

2.    EXCLUSIONS

2.1 No license, right, or interest in any WideCom trademarks, trade name, or service mark is granted hereunder.

3.    DEVELOPMENT AND SUPPLY OF PRODUCTS

3.1   (a) Situations wherein WideCom develops:

      If PosterNetwork.COM and WideCom agree that WideCom will do research and development work with respect to a PosterNetwork.COM Product, PosterNetwork.COM will pay WideCom 120% of WideCom's Development Costs incurred with respect to such product. WideCom shall not be required to, undertake activities that would result in Development Costs exceeding those reflected in approved work plans and cost estimates. Except as agreed to by the Parties, WideCom shall not be required to, devote any specific amount of time or resources to research and development activities under this Agreement. WideCom will not incur any Development Costs, unless pre-approved by PosterNetwork.COM.

      (b) Situations wherein Third Parties develop:

      PosterNetwork.COM can use third parties to develop or enhance the technology, and PosterNetwork.COM will determine the amount and nature of work, if any, to be performed by third parties.

3.2 WideCom agrees to sublicense to PosterNetwork.COM any required third party software in which WideCom has applicable distribution rights. PosterNetwork.COM shall be responsible for the payment of any technology access fees or royalties due third parties for the use of such third party software at no additional charge or mark-up by WideCom for passing through these rights.

3.3 WideCom will manufacture and supply the large format color printer and or parts at a price equal to 120% of its fully burdened cost. If WideCom is unable to supply the Product to the satisfaction of PosterNetwork.COM, then PosterNetwork.COM can engage alternative sources of supply. To facilitate, WideCom grants PosterNetwork.COM all manufacturing rights to manufacture the large format color printer.


4.    FEES AND PAYMENT TERMS/DEVELOPMENT COSTS

4.1 WideCom Technology shall be provided by WideCom to PosterNetwork.COM under this Agreement for 12 million shares in PosterNetwork.COM and an ongoing fee of U.S.$0.015 per square foot of output sold based on the technology, or 5% of the value of the net sale, if PosterNetwork.COM sells equipment based on this technology excluding taxes and freight, on a monthly basis.

4.2 PosterNetwork.COM shall reimburse WideCom for its Development Costs under section 3.1(a) on a monthly basis.

5.    SUPPORT SERVICES

5.1 During the period that this Agreement is in effect and provided that PosterNetwork.COM is current on all payment obligations under the Services Agreement, WideCom shall provide PosterNetwork.COM with Support Services as agreed to in the Services Agreement.

6.    TITLE AND PROTECTION/NON-DISCLOSURE

6.1 PosterNetwork.COM obtains exclusive title to WideCom Technology. WideCom warrants that it owns and has the right to sell the technology subject to this agreement. WideCom does not reserve any rights in the technology, except as expressly set forth in this agreement. Any modifications to the WideCom Technology made by PosterNetwork.COM or any of its subcontractors (including WideCom) to develop a PosterNetwork.COM product in accordance with this Agreement shall also be owned by PosterNetwork.COM.

6.2 Title to the physical media for the WideCom Technology vests in PosterNetwork.COM upon delivery.

6.3 All information clearly marked "confidential" or which should be reasonably understood to be confidential by either party under this Agreement and provided to the other party shall be treated as confidential and shall not be disclosed, orally or in writing by the receiving party to any third party without the prior written consent of the disclosing party. PosterNetwork.COM has no obligation with respect to information that isn't, in fact, confidential, or that it develops on its own, or purchases from a third party not under any duty to WideCom.

6.4 The obligations set forth in this section entitled "Title and Protection /Non-disclosure" shall survive termination of this Agreement for five years.

7.    LIMITED WARRANTY

7.1 WideCom represents that the WideCom Technology will perform substantially in accordance with the published specifications from time to time as long as PosterNetwork.COM employs full maintenance service support on such products. WideCom does not represent that the WideCom Technology is error-free. In the event the WideCom Technology does not perform substantially in accordance with the published specifications, WideCom's sole obligation is limited to repair or replacement of the defective WideCom Technology in accordance with its then current Support Services terms and conditions, provided PosterNetwork.COM notifies WideCom of the deficiency within the service support period and provided PosterNetwork.COM has installed all WideCom Technology updates provided by WideCom's Support Services.

7.2 WIDECOM DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.    DISCLAIMER OF CONSEQUENTIAL DAMAGES/LIMITATION OF LIABILITY

8.1 SO LONG AS WIDECOM IS NOT IN BREACH OF THIS AGREEMENT OR THE SERVICES AGREEMENT, WIDECOM WILL NOT BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.2 EXCLUDING DAMAGES INCURRED UNDER THE ARTICLE ENTITLED "INDEMNIFICATION", WideCom's liability for damages under this Agreement shall in no event exceed the then current standard sale price for equipment or services sold by PosterNetwork.COM. the parties agree to the allocation OF LIABILITY RISK THAT is set forth in this Section.

9.    INDEMNIFICATION

9.1 WideCom shall indemnify, hold harmless and defend PosterNetwork.COM against any claims, liabilities, damages and expenses that PosterNetwork.COM may suffer or incur arising out of, or founded upon, a claim that the WideCom Technology infringes any patent, copyright or trade secret or other intellectual property rights of any third-parties; provided that WideCom is given prompt notice of such claim and is given information, reasonable assistance, and authority to defend or settle the claim; provided that PosterNetwork.COM shall not be bound by any admission of liability or obligation to pay except with its prior written consent. In the defense or settlement of the claim, WideCom may obtain for PosterNetwork.COM the right to continue using the WideCom Technology or replace or modify WideCom Technology so that it becomes non-infringing while giving substantially equivalent performance. WideCom shall have no liability if the alleged infringement is based on: (i) a modification of WideCom Technology by anyone other than WideCom; or
      (ii) the use of WideCom Technology other than in accordance with the Documentation.

9.2 The obligations set forth in this section entitled "Indemnification" shall survive the termination of this Agreement.

10.   DEFAULT AND TERMINATION

10.1 If either party fails to perform any other material obligation under this Agreement and such failure remains uncured for more than thirty
      (30) days after receipt of written notice thereof, it shall be an event of default.

10.2 If an event of default occurs, the non-defaulting party, in addition to any other rights available to it under law or equity, may terminate this Agreement. Remedies shall be cumulative and there shall be no obligation to exercise a particular remedy.

11.   NOTICES

      All notices shall be in writing and hand-delivered or sent by first class mail, overnight mail, courier, or transmitted by facsimile (if confirmed by such mailing), to the addresses indicated on the first page of this Agreement, or such other address as either party may indicate by at least ten (10) days prior written notice to the other party. Notices to WideCom shall be addressed to the Legal Department.

12.   GENERAL

12.1 This Agreement is made in and shall be governed by the laws of the State of New Jersey, excluding choice of law principles. Any actions brought to enforce any of the provisions of this Agreement shall be fully and finally resolved by binding arbitration conducted by a mutually acceptable independent third party, under the rules of the American Arbitration Association. No action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action has accrued.

12.2 The section headings herein are provided for convenience only and have no substantive effect on the construction of this Agreement. If any provision of this Agreement is held to be unenforceable, this Agreement shall be construed without such provision.

12.3 The failure by a party to exercise any right hereunder shall not operate as a waiver of such party's right to exercise such right or any other right in the future. Neither party shall be liable to the other for any failure to perform due to causes beyond its reasonable control.

12.4 No agency, partnership or employment is created by this Agreement. Neither PosterNetwork.COM nor WideCom shall use the name ofthe other party in any advertising, public relations or media release without the prior written consent.

12.5 This Agreement replaces and supersedes any prior verbal understandings, written communications, and constitutes the entire agreement between the Parties concerning this subject matter. This Agreement may be amended only by a written document executed by a duly authorized representative of each of the Parties. This Agreement may be executed in counterparts.

This Agreement is made as of the Effective Date.

POSTERNETWORK.COM, INC.                THE WIDECOM GROUP, INC.


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John O'Leary                           Suneet S. Tuli


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